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                                                                    Exhibit 10.9


                                    EXHIBIT D


                              CONSULTING AGREEMENT



         THIS CONSULTING AGREEMENT (the "Agreement"), is entered into as of this 9th day of December, 1999, by and among ContiGroup Companies, Inc. ("ContiGroup") and Premium Standard Farms, Inc. ("PSF"). ContiGroup and PSF and shall be collectively referred to herein as the "Parties," and individually as "Party."

         WHEREAS, ContiGroup has expended substantial time of its management and employees on behalf of PSF in negotiating the terms of a Consent Judgment in State ex rel. Jeremiah W. (Jay) Nixon v. Premium Standard Farms, et al., Circuit Court of Jackson County Missouri, Case No. 99CV-0745, in ensuring that PSF complies with such Consent Judgment, in other environmental issues relating to PSF and in ongoing strategic business issues, including but not limited to, identifying and negotiating with potential acquisition candidates on behalf of PSF;

         NOW, THEREFORE, in consideration of the agreements and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

               1. In accordance with the resolution dated December 9, 1999 of the Board of Directors of PSF, PSF shall pay the sum of five million dollars ($5,000,000) to ContiGroup over a period of five (5) years beginning December 20, 1999 (the "Payment"), in accordance with the following Payment Schedule:

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                                Payment Schedule

        Installment Payment No.                          Amount                                Due Date
        -----------------------                          ------                                --------
                   1                                   $1,000,000                          December 20, 1999

                   2                                   $1,000,000                          December 1, 2000

                   3                                   $1,000,000                          December 3, 2001

                   4                                   $1,000,000                          December 2, 2002

                   5                                   $1,000,000                          December 1, 2003


                  2. PSF shall effectuate each installment of the Payment by wire transferring such funds to:

                              Citibank NA
                              New York, New York
                              ABA# 021000089
                              ContiGroup Companies, Inc.
                              Account # 09266841

                  3. This Agreement shall bind and inure to the benefit of the parties hereto, their present and former partners, officers, directors, employees, attorneys, predecessors, shareholders successors, parents, affiliates, members, subsidiaries, heirs, executors, administrators, assigns, and each of them.

                  4. Each Party represents and warrants that it is fully authorized to enter into, execute and perform its obligations under this Agreement.

                  5. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York, regardless of laws relating to the conflict of laws.

                  6. Any claim arising out of or relating to this Agreement, including any claim arising out of or relating to any exhibits hereto, may be instituted in any federal court of the Southern District of New York or in any state court in New York County, State of New York, and each Party agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, any claim or argument that it is not subject personally to the jurisdiction of such court, that the claim


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is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court. Each Party further irrevocably submits to the jurisdiction of such court in any such claim. Any and all service of process or any other notice in any such claim shall be effective against any Party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such Party as herein provided. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Parry in any other jurisdiction.

                  7. This Agreement may be signed in multiple counterparts that, taken together, shall be deemed to constitute one Agreement.

                  8. This Agreement constitutes the entire agreement among and between the Parties hereto with respect to the subject matter hereof and this Agreement supersedes all prior agreements or representations, written or oral, with respect thereto. No parol or other evidence shall be offered to explain, contradict or clarify the terms of this Agreement or the circumstances under which it was entered.

                  9. This Agreement may be amended, superseded or canceled, and the terms hereof may be waived, only by a written instrument signed by the Parties hereto. This Agreement and the terms hereof may not be waived or amended orally.

                  10. If any provision or portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If the application of any provision or any portion of any provision of this Agreement to any person or circumstance shall be held invalid or


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unenforceable, the application of such provision or portion of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby.


         IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

                                         CONTIGROUP COMPANIES, INC.


                                         By:  /s/ Mark R. Baker
                                              ---------------------------------
                                               Name:
                                               Title: Executive Vice President



                                         PREMIUM STANDARD FARMS, INC.


                                         By:  /s/ John Meyer
                                              ---------------------------------
                                               Name:
                                               Title: CEO


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